UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of report (date of earliest event reported):
March 23, 2007
Finisar Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27999 (Commission File No.)	94-3038428 (I.R.S. Employer Identification No.)
1389 Moffett Park Drive
Sunnyvale, CA 94089
(Address of principal executive offices)
Registrant’s telephone number, including area code:
(408) 548-1000
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
Item 3.02 Unregistered Sales of Equity Securities
Item 8.01 Other Events
Item 9.01 Financial Statements and Exhibits
SIGNATURES
EXHIBIT INDEX
EXHIBIT 10.36
EXHIBIT 10.37
EXHIBIT 10.38
EXHIBIT 99.1

Item 1.01 Entry into a Material Definitive Agreement.
     On March 23, 2007, Finisar Corporation (“Finisar”) entered into a definitive agreement (the “Agreement”) under which it agreed to acquire all of the equity interests in AZNA LLC (“AZNA”), a privately-held developer of photonic components and subsystems based in Wilmington, Massachusetts. The acquisition was completed on March 26, 2007. Finisar acquired all of the equity interests of AZNA for initial consideration of $2.7 million in cash and two convertible promissory notes in the approximate principal amount of $15.6 million and $1.4 million that will be payable, at Finisar’s option, in cash or in shares of Finisar common stock, with the value of such shares to be based on the trading price of the stock at the time the shares are registered for re-sale pursuant to the Securities Act of 1933, as amended (the “Act”) (or in the case of the smaller note, when escrow conditions are satisfied). The exact number of shares of Finisar common stock to be issued pursuant to the convertible promissory notes is dependent on the trading price of Finisar’s common stock on the dates of conversion of the notes, but shall not exceed in the aggregate 9.99% of either the total shares outstanding or voting power outstanding of Finisar as of the date of the notes. The registration of the shares of Finisar common stock underlying the convertible promissory notes will take place only after Finisar has become current in its reporting obligations under the Securities Exchange Act of 1934 and is eligible to file the required registration statement. Finisar will be obligated to repay the notes in cash if the registration of the underlying shares is delayed more than 12 months after the closing. An additional amount of up to $1.8 million in cash may be paid to certain holders of AZNA’s non-voting equity interests if certain conditions are met during the one year period after the closing. Finisar also assumed a line of credit totaling $1.5 million at the time of the closing. A copy of the Agreement is attached hereto as Exhibit 10.36 and copies of the convertible promissory notes are attached hereto as Exhibits 10.37 and 10.38. The description of the terms of the acquisition is qualified by reference to the agreements attached hereto as Exhibits 10.36, 10.37 and 10.38. A copy of the press release announcing the agreement to acquire AZNA is attached hereto as Exhibit 99.1.
Item 3.02 Unregistered Sales of Equity Securities.
     Reference is made to the transaction described in Item 1.01 above. The issuance of the promissory notes was not registered under the Act in reliance on the exemption from registration provided by Section 4(2) and Regulation D promulgated under the Act. The issuance of the shares of Finisar common stock that are potentially issuable upon conversion of the notes has not been registered under the Act in reliance on the exemption from registration provided by Section 3(a)(9) of the Act. As noted in Item 1.01, if Finisar elects to repay the notes in shares of Finisar common stock, the re-sale of such shares will be registered under the Act.
Item 8.01 Other Events.
     On March 15, 2007, Finisar entered into a definitive agreement to acquire Kodeos Communications, Inc. (“Kodeos”), a privately-held developer of 10 Gb/s optical transponders based in South Plainfield, New Jersey, for initial consideration of approximately $7.0 million in cash. Finisar may be required to pay additional consideration of up to $2.5 million in cash to certain holders of equity interests contingent on the achievement of certain financial and technical milestones. In addition, Finisar may pay up to $1.0 million to current Kodeos employees for achievement of certain milestones. The acquisition is expected to close on or about April 5, 2007. A copy of the press release announcing the agreement to acquire Kodeos is attached hereto as Exhibit 99.1.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description
10.36	Purchase Agreement dated as of March 23, 2007 among Finisar Corporation, AZNA LLC, Parviz Tayebati, the Common Unitholders and Optionholders of AZNA LLC set forth on Schedule I attached thereto, and Parviz Tayebati, as the Sellers’ Representative.

10.37	Convertible promissory note dated March 26, 2007 issued by Finisar Corporation to Parviz Tayebati in the principal amount of $15.593 million.

Exhibit No.	Description
10.38	Convertible promissory note dated March 26, 2007 issued by Finisar Corporation to Parviz Tayebati in the principal amount of $1.357 million.

99.1	Press Release dated March 26, 2007 announcing that Finisar Corporation has agreed to acquire AZNA LLC and Kodeos Communications, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: March 27, 2007

Finisar Corporation
By:	/s/ Stephen K. Workman
Stephen K. Workman
Senior Vice President, Finance, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.36	Purchase Agreement dated as of March 23, 2007 among Finisar Corporation, AZNA LLC, Parviz Tayebati, the Common Unitholders and Optionholders of AZNA LLC set forth on Schedule I attached thereto, and Parviz Tayebati, as the Sellers’ Representative.

10.37	Convertible promissory note dated March 26, 2007 issued by Finisar Corporation to Parviz Tayebati in the principal amount of $15.593 million.

10.38	Convertible promissory note dated March 26, 2007 issued by Finisar Corporation to Parviz Tayebati in the principal amount of $1.357 million.

99.1	Press Release dated March 26, 2007 announcing that Finisar Corporation has agreed to acquire AZNA LLC and Kodeos Communications, Inc.